Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, Louisiana 70121 504-729-1400

FOR IMMEDIATE RELEASE

STEWART ENTERPRISES DECLARES QUARTERLY DIVIDEND

New Orleans, Louisiana, June 23, 2005 ... Stewart Enterprises, Inc. (NASDAQ NMS: STEI) reported today that its Board of Directors has declared a quarterly cash dividend of $.025 per share. The dividend is payable on July 29, 2005, to holders of record of Class A and Class B Common Stock as of July 15, 2005.

Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 234 funeral homes and 145 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.